NEWS RELEASE - January 14, 2005
FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Board Names Carol Farmer Waite as a Director;
Farmer Family Affirms Commitment to Continue as Major Stockholders


TORRANCE, CALIF. - (BUSINESS WIRE) - Jan. 14, 2005 - Farmer Bros. Co. (Nasdaq:
FARM) announced the appointment of Carol Farmer Waite, 58, to its Board of Directors. She is daughter of Roy F. Farmer and sister of Roy E. Farmer, both of whom served as CEO and Chairman. Her appointment at a special Board meeting on Thursday fills a vacancy created with the passing of Roy E. Farmer.

"Carol will bring to the Board her life-long enthusiasm for this Company. She has been involved with Farmer Brothers her entire adult life as a past employee and longtime stockholder. We know she will be an effective Board member and are confident that she will do an outstanding job advocating our family's long-term commitment to creating stockholder value and a stable workplace," said Richard Farmer, Ph.D., her brother.

Ms. Farmer Waite earned a B.A. degree and teaching credential at California State University, Long Beach. She taught at Cox Elementary School in the Fountain Valley School District for 33 years until her retirement last year. She continues as a school volunteer and substitute teacher. She joined other family members in working for Farmer Brothers in the early 1970s, starting in the Equipment Control Department. Her son, Jonathan, is an employee at Farmer Brothers.

"Our family is unanimous in our commitment to this Company. We've suffered a huge personal loss but we'd like to assure the Company's employees, customers and stockholders that it is our wish for Farmer Brothers Coffee to continue the legacy of my grandfather, father and brother. Farmer Brothers is too big a part of our lives for us to change that," said Ms. Farmer Waite.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 51 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980.


Contacts:

Jim Lucas / Whitney Hays
Abernathy MacGregor Group
213-630-6550